UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 14A

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934



Filed by the Registrant  (X)  Filed by a Party other than the Registrant  ( )

Check the appropriate box:

( )    Preliminary Proxy Statement
( )    Confidential, for use of the Commission only (as permitted by
                Rule 14a-6(e) (2))
(X)    Definitive Proxy Statement
( )    Definitive Additional Materials
( )    Soliciting Material Pursuant to Section 240.14a-12


                            The Classica Group, Inc.


          -------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


          -------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (check the appropriate box):

(X)    No fee required.
( )    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


         1)     Title of Each class of securities to which transaction applies:


           -----------------------------------------------------------



         2)     Aggregate number of securities to which transaction applies:


           -----------------------------------------------------------


         3) Per unit price or other underlying value of transaction computed pursuant t Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

             -------------------------------------------------------


         4)     Proposed maximum aggregate value of transaction:

             -------------------------------------------------------


         5)     Total fee paid:


             -------------------------------------------------------



         ( )    Fee paid previously with preliminary materials.

         ( )    Check box if any part of the fee is offset as provided by the
         Exchange Act Rule 0- 11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.


                  1)       Amount previously paid:

             -------------------------------------------------------


                  2)       Form, Schedule or Registration Statement No.:

             -------------------------------------------------------


                  3)       Filing Party:

             -------------------------------------------------------


                  4)       Date Filed:

             -------------------------------------------------------

                            The Classica Group, Inc.



                                September 27, 2002

Dear Fellow Shareholders:

         We cordially invite you to attend the Meeting of the Shareholders of The Classica Group, Inc. (the "Company") to be held at 10:00 a.m. on Wednesday, October 30, 2002, at the offices of Greenbaum, Rowe, Smith, Ravin, Davis & Himmel LLP, 99 Wood Avenue South, Iselin, New Jersey 08830.

         The purposes of this meeting are the election of directors, adoption of our 2002 Incentive and Non-Qualified Stop Option Plan and ratification of the appointment of the independent accountants. Following the meeting, we will also review the status of the Company's business. These matters are more fully described in the accompanying Notice of Annual Meeting and Proxy Statement, which we encourage you to read carefully.

         A continental breakfast will be available prior to the meeting beginning at 9:00am. The Company's senior management will be available to talk with shareholders before the meeting. Following the formal meeting, management will review the Company's accomplishments during the past year, update shareholders on its plans for the future and respond to shareholder's questions.

         The Board of Directors recommends that Shareholders vote in favor of each proposal. We encourage all Shareholders to participate by voting their shares by Proxy, whether or not they plan to attend the meeting. Please sign, date and mail the enclosed Proxy as soon as possible. If you do attend the Annual Meeting, you may still vote in person.

         If you have questions about the proposals or voting your shares, please call Bernard F. Lillis, Jr., Chief Financial Officer and Secretary, at the Company (732) 363-3800.


                                    Sincerely,

                                    /s/ Scott G. Halperin

                                    Scott G. Halperin
                                    Chairman and Chief Executive Officer

                            The Classica Group, Inc.


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held on October 30, 2002

         Notice is hereby given that the Annual Meeting of Shareholders (the "Meeting") of The Classica Group, Inc. (the "Company") will be held at the offices of Greenbaum, Rowe, Smith, Ravin, Davis & Himmel LLP, 99 Wood Avenue South, Iselin, New Jersey 07095 at 10:00 a.m. Eastern Time, for the following purposes:

1. To elect a Board of Directors of five (5) persons to serve until the 2003 Annual Meeting of Shareholders or until a successor is duly elected and qualified.

2. To consider and vote upon a proposal to approve and adopt our 2002 Incentive and Non-Qualified Stock Option Plan.

3. To ratify the appointment of Ehrenkrantz Sterling & Co. LLC as the Company's independent auditors for the year ending December 31, 2002.

4. To transact such other business as may properly come before the Meeting or any adjournment thereof.

         Only shareholders of record at the close of business on September 13, 2002 will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

         Whether or not you intend to attend the Meeting, please complete, date and sign the enclosed Proxy. Your Proxy will be revocable, either in writing or by voting in person at the Meeting, at any time prior to its exercise.

                           By Order of the Board of Directors

                           /s/  Scott G. Halperin
                           ----------------------------
                           Scott G. Halperin
                           Chairman of the Board
                           Lakewood, New Jersey
                           September 27, 2002

                            THE CLASSICA GROUP, INC.
                             1835 Swarthmore Avenue
                           Lakewood, New Jersey 08701

                                 PROXY STATEMENT

         Accompanying this Proxy Statement is a Notice of Annual Meeting of Shareholders, the Company's Form 10KSB for the year ended December 31, 2001, and a form of Proxy for such meeting solicited by the Board of Directors. The Board of Directors has fixed the close of business on September 13, 2002, as the record date for the determination of shareholders that are entitled to notice of and to vote at the meeting or any adjournment thereof. The holders of a majority of the outstanding shares of Common stock present in person, or represented by Proxy, shall constitute a quorum at the meeting.

         As of the record date, the Company had 3,585,844 outstanding shares of common stock, $.001 par value (the "Common Stock"), the holders of which are entitled to one vote per share.

         A Proxy that is properly submitted to the Company may be revoked at any time before it is exercised by written notice to the Secretary of the Company, and any Shareholder attending the meeting may vote in person and by doing so revokes any Proxy previously submitted by him. Where a Shareholder has specified a choice on his Proxy with respect to Proposals 1 and 2, it will be complied with. If no direction is given, all the shares represented by the Proxy will be voted in favor of such Proposals.

         The cost of soliciting Proxies will be paid by the Company, which will reimburse brokerage firms, custodians' nominees and fiduciaries for their expenses in forwarding proxy material to the beneficial owners of the Company's stock. Officers and regular employees of the Company may solicit Proxies personally and by telephone. The Annual report of the Company for the fiscal year ended December 31, 2001, containing audited financial statements for such year, is enclosed with this Proxy Statement. This Proxy Statement and the enclosed Proxy are being sent to the shareholders of the Company on or about September 27, 2002.



IN ORDER THAT YOUR SHARES MAY BE REPRESENTED AT THIS MEETING, YOU ARE REQUESTED TO PLEASE SIGN, DATE AND MAIL THE PROXY PROMPTLY.

Proposal 1

ELECTION OF DIRECTORS

         According to the Company's By-Laws, the Board of Directors is composed of five (5) members. At each Annual Meeting, all directors will be elected to serve for one year expiring on the date of the Annual Meeting of shareholders for the following year. Each director elected will continue in office until a successor has been elected or until resignation or removal in the manner provided by the Company's By-Laws. The names of the nominees for the Board of directors are listed below. Shares represented by a properly executed proxy in the accompanying form will be voted for such nominees. However, discretionary authority is reserved to vote such shares in the best judgment of the persons named in the event that any person or persons other than the nominees listed below are to be voted on at the meeting due to the unavailability of any nominee so listed.

         All persons named below are directors of the Company at the present time. There are no family relationships between any nominees, directors or executive officer of the Company.

NOMINEES FOR ONE-YEAR TERMS

Scott G. Halperin has been Chairman of the Company since July 1, 1997 and Chief Executive Officer since August 1, 1994. He also served as Treasurer from May of 1994 through June 30, 1997. Prior to joining the Company he was President and a principal of Agama, Inc., a company involved in mergers and acquisitions. Earlier in his career, Mr. Halperin worked for ABIC International Consultants Inc., a food technology consulting company, where he was involved in product development and analytical testing of food products.

Bernard F. Lillis, Jr. has been a director, Chief Operating Officer, and Treasurer of the Company since July 1, 1997. He has been Chief Financial Officer since Apri1 15, 1996. Prior to joining the Company, he served as Chief Financial Officer of several companies, as Deputy City Manager - Finance of Rochester, New York and on the audit staff of Deloitte & Touche, Certified Public Accountants. Mr. Lillis is a CPA.

Joseph M. Greene has been a director of the Company since February 23, 1998. He has served as Acting Chief Operating Officer of Marx Toys, Inc. since January 2001. He is the founder and has been the Chief Executive Officer of Advanced Trading Concepts since January of 1990, a sales agency for various, fully tariffed, switch and network based domestic and international carriers of telephone services.

Alan Rubin has been a director of the Company since January 28, 2000. Since 2001 he has been a partner of Targeted Financial Services, a Registered Investment Advisor. Prior to 2001 he has been a named partner of Nalven, Paredes, Payne, & Rubin, a Registered Investment Advisor. Prior to 1998, he had an advisory role with Lincoln Securities Corporation and Lincoln National Equity Sales Corporation. He was appointed a member of Corestates Bank Investment Advisory Committee to advise on management, due diligence and availability of client investment programs and supervision of representatives.

Harry J. Friedberg has been a director of the Company since March 2, 1998. He has been engaged in the private practice of law since 1963.

INFORMATION CONCERNING BOARD

         The Board of Directors met two (2) times in fiscal 2001. No director attended fewer than 75% of meetings of the Board of Directors. In addition, the Board acted by unanimous consent six (6) times during fiscal 2001.

         The Board of Directors does not have a nominating committee. The Board of Directors has an Audit Committee. The Audit Committee is responsible for providing independent, objective oversight of our accounting functions and internal controls. The Audit Committee reviews our financial statements, meets with our independent accountants to review our internal controls and financial management practices and examines all agreements or other transactions between us and our directors and officers to determine whether such agreements or transactions are fair to our shareholders. The Audit Committee is composed of three (3) persons, two (2) of whom are independent directors, and act under a written charter first adopted and approved by the Board of Directors in June 2000, which was filed as an exhibit to our Proxy Statement, filed with the SEC on May 15, 2002. The independent members of the Audit Committee are independent as defined by the Nasdaq Stock Market listing Standards. Mr. Halperin currently chairs the Audit Committee and Messrs. Rubin and Greene currently serve on the Audit Committee. The report by the Audit Committee for the year ended December 31, 2001, as submitted by the then members of the Audit Committee, is as follows:

AUDIT COMMITTEE REPORT

         The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the company specifically incorporates this Report by reference therein.

         The Audit Committee met and consulted with the Company's independent accountants by telephone regarding the following:

         The plan for, and the independent accountants' report on, each audit of the Company's financial statements;

         The Company's financial disclosure documents, including all financial statements and reports filed with the SEC and sent to the shareholders;

         Reviewing the Company's accounting practices, principles, controls and methodologies;

         Significant developments in accounting and SEC rules; and

         The adequacy of the Company's internal controls and the performance of its' accounting personnel.

         The Audit Committee is responsible for overseeing and monitoring the quality of the Company's accounting and auditing practices as well as recommending to the Board that the Company's financial statements be included in the annual report. Management is responsible for planning and conducting audits and ensuring that the Company's financial statements are prepared in accordance with accounting principals generally accepted in the United States of America.

         In this context, the Audit Committee has met and held discussions with management and Ehrenkrantz, Sterling & Co., LLP, the Company's independent accountants for fiscal 2001. Management has represented to the Committee that the Company's financial statements were prepared in accordance with accounting principals generally accepted in the United States of America, and the Committee has reviewed and discussed the consolidated financial statements and other such matters deemed relevant and appropriate with management and the independent accountants. In addition, the Committee has met with the independent accountants and discussed the scope and results of the audit for fiscal 2001 and the matters required to be discussed by Statement on Auditing Standards No. 61, `Communication with Audit Committees'.

         Further, the Audit Committee has received the written disclosures from Ehrenkrantz, Sterling & Co., LLP, as required by Independence Standards Board No. 1 `Independence Discussions with Audit Committees', and has discussed with Ehrenkrantz, Sterling & Co., LLP their independence from management. The Committee has also reviewed the fees received by the independent accountants for services related to fiscal 2001 and determined that no amounts were paid for non-audit related services and such amounts were compatible with the maintenance of Ehrenkratz, Sterling & Co., LLP independence in the conduct of its auditing function.

         Based on the reviews and discussions described above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001, for filing with the Securities and Exchange Commission. The Committee also has recommended, subject to stockholder ratification, the selection of Ehrenkrantz, Sterling & Co., LLP as the Company's independent accountants for the fiscal year ending December 31, 2002.

         The Committee has also confirmed that there have been no new circumstances or developments since their respective appointments to the Audit Committee that would impair any member's ability to act independently.


The Audit Committee:
Scott Halperin
Alan Rubin
Joseph Greene



FEES PAID TO EHRENKRANTZ STERLING & CO. LLC

 Audit Fees                                                    $ 28,750.00
 Financial Information Systems Design and Implementation             -0-
 Other                                                               -0-

Since no non-audit services were performed for the Company by Ehrenkrantz Sterling & Co. LLC, no issues of independence relative to fees paid to them required review by the Audit Committee, and as such the Audit Committee concludes that Ehrenkrantz Sterling & Co. LLC are independent in accordance with NASDAQ Marketplace Rules 4350(d)(1)(b) and 4350(d)(1)(c).

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information as of August 15, 2002, regarding the ownership of the Common Stock by (i) each Director and nominee for Director of the Company; (ii) each of the present executive officers named in the Executive Officer section following; (iii) each of the directors not standing for election at this Annual Meeting of Shareholders; (iv) each of the executive officers named in the Summary Compensation Table, following; (v) each person known to the Company to beneficially own 5% or more of Common Stock; and (vi) all Directors and executive officers of the Company as a group. Except as indicated, all persons named as beneficial owners of Common Stock have sole voting and investment power with respect to the shares indicated as beneficially owned by them. All persons named have an address at c/o The Classica Group, Inc., 1835 Swarthmore Avenue, Lakewood, NJ 08701.

(A)

                                          Common Stock
                                                               Percentage of
Name of Beneficial Owner (A)            Number of Shares       Outstanding (H)
--------------------------------------------------------------------------------
Scott G Halperin                             604,150 (B)           16.8%
Bernard F. Lillis, Jr.                       448,950 (C)           12.5%
Joseph M. Greene                              26,800 (D)            0.7%
Harry J. Friedberg                            43,000 (E)            1.2%
Alan Rubin                                    30,000 (F)            0.8%
Robert Castellano                             68,000 (G)            1.9%

All Directors and executive officers       1,220,900               34.0%

     All information with respect to beneficial ownership of the shares is based upon filings made by the respective beneficial owners with the Securities and Exchange Commission or information provided by such beneficial owners to the Company. Shares include stock options and warrants exercisable within 60 days.

(B)  Includes options to purchase 199,111 shares at $1.25 held by Mr. Halperin.

(C)  Includes options to purchase 158,778 shares at $1.25 held by Mr. Lillis.

(D)  Includes options to purchase 15,000 shares at $1.25 held by Mr. Greene.

(E)  Includes options to purchase 23,000 shares at $1.25 held by Mr. Friedberg.

(F)  Includes options to purchase 10,000 shares at $1.25 held by Mr. Rubin.

(G) Includes options to purchase 20,000 shares at $1.25 and 25,000 shares at $1.50 held by Mr. Castellano.

(H) For each beneficial owner, the "Percentage of Outstanding" equals each owner's actual holdings of shares plus shares represented by unexercised options and warrants held, divided by total shares outstanding of the Company at August 12, 2002, of 3,585,844, plus the above-referenced unexercised options and warrants of the referenced holder only. In other words, individual percentages of the listed holders will not add to the group total because the calculations are made separately for each holder.


EXECUTIVE COMPENSATION

         The following table sets forth, for each of the last fiscal years, cash and certain other compensation paid or accrued by the Company for the Chief Executive Officer and Chief Operating and Financial Officer, and the President of the Company's Cucina Classica Italiana, Inc. subsidiary. There are no other executive officers who earned at least $100,000 for any of the last three fiscal years.

                           SUMMARY COMPENSATION TABLE

                                Annual Compensation ($)         Long-Term Compensation ($)
-------------------------------------------------------------------------------------------------------------------
                                                            Restricted Securities    Long-Term
  Name and Principal                            Other Annual   Stock   Underlying  Incentive Plan     All Other
       Position          Year   Salary   Bonus  Compensation  Awards     Options      Payouts      Compensation ($)
-------------------------------------------------------------------------------------------------------------------
Scott G. Halperin        2001   190,008    -        12,322         -      -                 -              -
Chairman of the Board    2000   190,008    -        10,778         -      -                 -              -
Chief Executive Officer  1999   190,008    -         7,396         -     160,000            -              -
-------------------------------------------------------------------------------------------------------------------
Bernard F. Lillis, Jr.   2001   160,006    -         8,226         -      -                 -              -
Chief Operating Officer  2000   160,006    -         7,482         -      -                 -              -
Chief Financial Officer  1999   160,008    -         5,504         -     125,000            -              -
-------------------------------------------------------------------------------------------------------------------
Robert Castellano        2001   106,345    -        12,322         -      25,000            -              -
President,               2000   106,033    -        10,778         -      -                 -              -
Cucina Classica Italiana 1999    97,552    -         7,936         -      20,000            -              -
-------------------------------------------------------------------------------------------------------------------

                        OPTION GRANTS IN LAST FISCAL YEAR

                                Individual Grants

                                  % of Total
                    Number of       Options
                    Securities    Granted to     Exercise
                    Underlying     Employees      or Base
                     Options       in Fiscal       Price        Expiration
      Name         Granted (#)       Year         ($/Sh)           Date
--------------------------------------------------------------------------------
Scott G. Halperin         -           0.0%           0               -
--------------------------------------------------------------------------------
Bernard F. Lillis, Jr.    -           0.0%           0               -
--------------------------------------------------------------------------------
Robert Castellano         -           0.0%           0               -
--------------------------------------------------------------------------------

                     AGGREGATED OPTION EXERCISES IN 2001 AND
                         DECEMBER 31, 2001 OPTION VALUES

                                                   Number of Securities
                       Shares                     Underlying Unexercised        Value of Unexercised In-the-
                     Acquired on       Value    Options at Fiscal Year-End(#)*  Money Options at FY-End ($)
      Name           Exercise (#)  Realized ($) Exercisable   Unexercisable     Exercisable  Unexercisable
------------------------------------------------------------------------------------------------------------
Scott G. Halperin           -          -          199,111             -              -             -
------------------------------------------------------------------------------------------------------------
Bernard F. Lillis, Jr.      -          -          158,778             -              -             -
------------------------------------------------------------------------------------------------------------
Robert Castellano           -          -           45,000             -              -             -
------------------------------------------------------------------------------------------------------------

* Options are "in-the-money" if, on August 12, 2002, the market price of the Common Stock ($1.15) exceeds the exercise price of such options. The value of such options is calculated by determining the difference between the aggregate market price of the Common Stock covered by such options on August 12, 2002, and the aggregate price of such options.

Employment Agreements

         The Company has employment agreements with both Scott G. Halperin, the Company's Chairman and Chief Executive Officer and Bernard F. Lillis, Jr, the Company's Chief Operating and Financial Officer. Reference is made to exhibits 10 (ae) and 10(af), filed with the SEC on March 12, 1998 with our Annual Report on Form 10-KSB, for all terms and conditions of the agreements, which are summarized below.

         Scott G. Halperin

         On August 1, 1997, the Company entered into an employment agreement the ("Halperin Agreement") with Scott G. Halperin. This Halperin Agreement superseded and replaced Mr. Halperin's previous employment agreement. The Halperin Agreement provides that Mr. Halperin shall serve as Chairman of the Board and Chief Executive Officer of the Company from August 1, 1997 through July 31, 2005. The Employment Agreement provides that the Company shall pay Mr. Halperin at the annual rate of $220,000 for the initial term of the Employment Agreement. The Employment Agreement may be renewed by the Company for successive three year periods commencing on the termination date, by mutual agreement of the Company and Mr. Halperin provided however that the Company may elect to terminate the agreement at the end of the term hereof, or the then renewal term, as the case may be, giving written notice of such non-renewal not less than 180 days prior to the then current term or the renewal term of the agreement. Mr. Halperin's base compensation shall be increased annually by twenty percent from August 1 1998 through July 31, 2001 and by fifteen percent from August 1, 2001 through July 31 2005. Additionally, Mr. Halperin's base compensation shall increase by fifteen percent on the date of renewal and annually thereafter. In addition to his base salary, Mr. Halperin is entitled to receive additional incentive compensation during each fiscal year in an amount not less than 2% of the increase in gross revenues of the Company during each such year as compared to the prior year, commencing with the fiscal year ended December 31, 1996, and any other bonus the Company's Board of Directors may award to Mr. Halperin.

         The Employment Agreement provides that the Company shall pay Mr. Halperin an automobile expense allowance in the amount of $12,000 per annum. The Company shall maintain a medical and dental plan for qualified employees that covers Mr. Halperin, his spouse and his minor children and it shall bear the premiums related to Mr. Halperin and his family.

         The Company may terminate Mr. Halperin for "Cause," which is defined as
(a) willfully damaging the Company's property, (b) conviction of a felony, (c) willfully engaging in theft, fraud, embezzlement or securities law violations with respect to the Company, or (d) willfully and substantially failing to perform his duties under the Employment Agreement (other than a failure resulting from Mr. Halperin's incapacity due to physical or mental illness).

         Mr. Halperin may terminate the Employment Agreement for Good Reason (as defined below) or if his health should become impaired to an extent that makes the continued performance of his duties under the Employment Agreement hazardous to his physical or mental health. "Good Reason" includes, but is not limited to, failure of the Company to comply with the Company's material obligation and agreement, or an assignment to Mr. Halperin of any duties or reporting obligations other than those contemplated by, or any limitation of the powers of Mr. Halperin in any respect not contemplated by, the Employment Agreement.

         Upon the early termination of the Employment Agreement by the Company (other than for Mr. Halperin's death, his disability or cause) or upon the early termination of the Employment Agreement by Mr. Halperin for Good Reason, the Company is required to pay to Mr. Halperin his full base salary through the time notice of termination is given and a lump sum payment equal to the greater of
(i) the remaining compensation (including incentive compensation) payable to Mr. Halperin as though the Employment Agreement had been performed through July 31, 2005 or such later date to which the term of the employment has been extended and (ii) the total compensation earned by Mr. Halperin during the one year period prior to the date of termination. Under such circumstances, Mr. Halperin is also entitled to receive all employee benefits until the later of (A) July 31, 2005 or such later date to which the term of the Employment Agreement has been extended or (B) one year from the date of termination. In addition, all stock awards and options theretofore awarded or granted to Mr. Halperin shall, to the fullest extent permitted by applicable law, immediately vest.

         The Employment Agreement prohibits Mr. Halperin from disclosing confidential information or trade secrets of the Company during the term of his employment under the Employment Agreement and for 12 months thereafter. The Employment Agreement also prohibits Mr. Halperin from competing, during the period of his employment under the Employment Agreement and for 12 months thereafter, within any county (or adjacent county) in any state within the United States in which the Company is engaged in business during Mr. Halperin's employment by the Company. However, the restrictions on disclosure and competition do not apply if the Company terminates Mr. Halperin without Cause or if Mr. Halperin terminates the Employment Agreement for Good Reason.

         The Employment Agreement also grants Mr. Halperin certain demand and "piggyback" registration rights with respect to the shares of common stock owned by him.

         Mr. Halperin waived cash compensation in excess of $190,000 for 1998, 1999, 2000 and 2001.

         Bernard F. Lillis, Jr.

         On August 1, 1997, the Company entered into an employment agreement the ("Lillis Agreement") with Bernard F. Lillis, Jr. The Lillis Agreement provides that Mr. Lillis shall serve as Chief Financial Officer and Chief Operating Officer of the Company from August 1, 1997 through July 31, 2005. The Employment Agreement provides that the Company shall pay Mr. Lillis at the annual rate of $190,000 for the initial term of the Employment Agreement. The Employment Agreement may be renewed by the Company for successive three year periods commencing on the termination date, by mutual agreement of the Company and Mr. Lillis provided however that the Company may elect to terminate the agreement at the end of the term hereof, or the then renewal term, as the case may be, giving written notice of such non-renewal not less than 180 days prior to the then current term or the renewal term of the agreement. Mr. Lillis's base compensation shall be increased annually by twenty percent from August 1 1998 through July 31, 2001 and by fifteen percent from August 1, 2001 through July 31 2005. Additionally, Mr. Lillis's base compensation shall increase by fifteen percent on the date of renewal and annually thereafter. In addition to his base salary, Mr. Lillis is entitled to receive additional incentive compensation during each fiscal year in an amount not less than 2% of the increase in gross revenues of the Company during each such year as compared to the prior year, commencing with the fiscal year ended December 31, 1996, and any other bonus the Company's Board of Directors may award to Mr. Lillis.

         The Employment Agreement provides that the Company shall pay Mr. Lillis an automobile expense allowance in the amount of $12,000 per annum. The Company shall maintain a medical and dental plan for qualified employees that covers Mr. Lillis, his spouse and his minor children and it shall bear the premiums related to Mr. Lillis and his family.

         The Company may terminate Mr. Lillis for "Cause," which is defined as
(a) willfully damaging the Company's property, (b) conviction of a felony, (c) willfully engaging in theft, fraud, embezzlement or securities law violations with respect to the Company, or (d) willfully and substantially failing to perform his duties under the Employment Agreement (other than a failure resulting from Mr. Lillis's incapacity due to physical or mental illness).

         Mr. Lillis may terminate the Employment Agreement for Good Reason (as defined below) or if his health should become impaired to an extent that makes the continued performance of his duties under the Employment Agreement hazardous to his physical or mental health. "Good Reason" includes, but is not limited to, failure of the Company to comply with the Company's material obligation and agreement, or an assignment to Mr. Lillis of any duties or reporting obligations other than those contemplated by, or any limitation of the powers of Mr. Lillis in any respect not contemplated by, the Employment Agreement.

         Upon the early termination of the Employment Agreement by the Company (other than for Mr. Lillis's death, his disability or cause) or upon the early termination of the Employment Agreement by Mr. Lillis for Good Reason, the Company is required to pay to Mr. Lillis his full base salary through the time notice of termination is given and a lump sum payment equal to the greater of
(i) the remaining compensation (including incentive compensation) payable to Mr. Lillis as though the Employment Agreement had been performed through July 31, 2005 or such later date to which the term of the employment has been extended and (ii) the total compensation earned by Mr. Lillis during the one year period prior to the date of termination. Under such circumstances, Mr. Lillis is also entitled to receive all employee benefits until the later of (A) July 31, 2005 or such later date to which the term of the Employment Agreement has been extended or (B) one year from the date of termination. In addition, all stock awards and options theretofore awarded or granted to Mr. Lillis shall, to the fullest extent permitted by applicable law, immediately vest.

         The Employment Agreement prohibits Mr. Lillis from disclosing confidential information or trade secrets of the Company during the term of his employment under the Employment Agreement and for 12 months thereafter. The Employment Agreement also prohibits Mr. Lillis from competing, during the period of his employment under the Employment Agreement and for 12 months thereafter, within any county (or adjacent county) in any state within the United States in which the Company is engaged in business during Mr. Lillis's employment by the Company. However, the restrictions on disclosure and competition do not apply if the Company terminates Mr. Lillis without Cause or if Mr. Lillis terminates the Employment Agreement for Good Reason.
         The Employment Agreement also grants Mr. Lillis certain demand and "piggyback" registration rights with respect to the shares of common stock owned by him.

         Mr. Lillis waived cash compensation in excess of $160,000 for 1998, 1999, 2000 and 2001.

DIRECTORS' REPORT ON COMPENSATION

         The Board of Directors does not have a compensation committee. The Board of Directors, however, recommends and approves changes to the Company's compensation policies and programs and is responsible for reviewing and approving the compensation of the Chief Executive Officer and other senior officers of the Company.

         The following report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

         The Board of Directors is responsible for reviewing the compensation and benefits of the Company's executive officers concerning compensation and benefits for such executive officers and administering the Company's stock option plans.

         The Company believes that executive compensation should be based upon value returned to shareholders. The Company has developed and is developing compensation programs designed to reflect Company performance and to be competitive in the marketplace. In designing compensation programs, the Company attempts to reflect both value created for shareholders while supporting the Company's strategic goals. The Company's compensation programs reflect the following themes:

         o Compensation should be meaningfully related to the value created for shareholders

         o Compensation programs should support the Company's short-term and long-term strategic goal and objectives.

         o Compensation programs should promote the Company's value and reward individuals for outstanding contributions to the Company's success.

         o Short-term and long-term compensation should be designed to attract and retain superior executives.

         The Company's executive compensation is based upon three components, base salary, annual incentive bonuses and long-term incentives, which are intended to serve the overall compensation philosophy.

Base Salary

         The base salary of each executive officer is determined as a function of three principal factors: the individual's performance, the relationship of the individual's salary to similar executives in comparable companies, and increases in the individual's responsibilities, whether through promotions or otherwise.

Annual Incentive Bonus

         The Company's annual incentive bonuses are designed to reflect the individual officer's contribution to the profitability of the Company and any special achievements by the respective officers. Each officer's bonus is based upon the Company's performance in various areas, such as sales, profit margins, operating expenses and net income, as compared to a pre-determined plan for each officer each year.

                                PERFORMANCE TABLE
                                 Growth of $100

         CSRP Non-Financial  The Classica Group, Inc.  NASDAQ Market Index
--------------------------------------------------------------------------------
     12/31/96       100.000               100.000                 100.000
     12/31/97       117.054                66.673                 122.488
     12/31/98       171.841                49.281                 172.696
     12/31/99       336.839                17.976                 320.291
     12/31/00       196.347                22.029                 192.799
     12/31/01       150.033                15.305                 152.983
     Pct. Ch.       150.033%              -84.695%                152.983%
--------------------------------------------------------------------------------

         This TABLE shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this graph by reference, and shall not otherwise be deemed filed under such Acts.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE TO ELECT THE AFOREMENTIONED NOMINEES TO SERVE ON THE BOARD OF DIRECTORS.


PROPOSAL 2

APPROVAL AND ADOPTION OF OUR 2002 INCENTIVE AND NON-QUALIFIED STOCK OPTION PLAN

         Introduction. On September 23, 2002, the Board of Directors unanimously adopted our 2002 Incentive and Non-Qualified Stock Option Plan and directed that the plan be submitted to a vote of the holders of all of our outstanding common stock. The plan has terms and conditions substantially identical to the 1998 Incentive and Non-Qualified Stock Option Plan previously adopted by us. If the plan is approved by the holders of a majority of our common shares represented in person or by proxy at the Meeting, the plan will be adopted accordingly. A copy of the plan is attached to this proxy statement as Exhibit B.

         Eligibility. The individuals eligible to participate in our 2002 Plan include our officers and other employees, our non-employee board members and any consultants we hire.

         Purpose. The 2002 Plan is intended to provide valuable incentives for eligible individuals by providing an opportunity for investment in our common stock, as an inducement for such individuals to remain in service with us, thereby encouraging them to increase their efforts to make our business more successful.

         Shares reserved. Pursuant to the terms of the 2002 Plan, 1,000,000 shares of our common stock are reserved for issuance under the 2002 Plan. In the event there is any change in the number of our issued shares without new consideration to us (such as by stock dividends or stock splits) or in the event that the number of our outstanding shares is changed into or exchanged for a different number of shares of common stock or other securities of our or of another corporation, whether through reorganization, recapitalization, split-up, combination of shares, merger or consolidation, the number of shares reserved for issuance under the 2002 Plan, the number of shares subject to any outstanding option and the option price per share of each outstanding stock option shall be appropriately adjusted. In the event there is any change in the number or kind of outstanding shares of common stock or of any shares or other securities into which such shares of common stock have been changed or exchanged, other than the transactions specified in this paragraph, equitable adjustment in the options may be made in the sole discretion of our Board of Directors.

Administration

         The Plan is administered by our Board of Directors. We currently have three disinterested directors (as used in Rule 16b-3 under the Securities Exchange Act of 1934) and the Plan is administered by two of them. These directors are elected by our shareholders at each of our annual meetings, and serve until the next annual meeting, or until their successors are elected and duly qualified. Our directors can be removed from office for cause.

Description of Options

         The Plan provides for the grant of incentive and non-qualified stock options. A description of these options and certain federal income tax aspects associated therewith is set forth below. Because tax results may vary due to individual circumstances, each participant in the Plan is urged to consult his or her personal tax advisor with respect to the federal and state tax consequences of the exercise of an option or the sale of stock received upon the exercise thereof.

Award of Options

         Options may be granted under the Plan to all eligible individuals. There is no specific limitation on the number of Shares with respect to which options may be granted to any individual under the Plan.

Eligibility

         Under the Plan options to purchase shares shall be granted only to our employees (the term "employee" shall include officers as well as other key employees, and shall include directors who are also employees) and consultants, it being our intention that awards shall be made only to persons who satisfy the definition of "employee" contained in Rule 405 under the Act.

Termination and Amendment

         The Board may amend, suspend, or terminate the Plan at any time provided that no such modification shall impair the rights of any recipient under any award. If not otherwise terminated, the Plan terminates on September 22, 2012.

Option Price

         The Plan provides that the option price with respect to each option will be determined by the Plan's administrators, but, in the case of incentive stock options, shall not be less than 100% (110%, in the case of incentive stock options granted to 10% Shareholders) of the fair market value of the common stock on the date the option is granted. Payment of the option price shall be made in cash or certified check.

Nontransferability

         Each option granted under the Plan is not transferable by the holder except by will or the laws of descent and distribution of the State wherein the holder is domiciled at the time of his death.

Federal Income Tax Treatment of Incentive and Non-Qualified Stock Options

         The following is a general summary of the current federal income tax treatment of stock options, which are authorized to be granted under the 2002 Plan, based upon the current provisions of the Internal Revenue Code and regulations promulgated thereunder. The options to be granted under the 2002 Plan may be deemed to be Incentive Stock Options or Nonqualified Stock Options within the meaning of the Code, in the discretion of the Board of Directors.

         Nonqualified Stock Options: No tax consequences result from the grant of the option. An option holder who exercises a nonqualified stock option with cash generally will realize compensation taxable as ordinary income in an amount equal to the difference between the exercise price and the fair market value of the shares on the date of exercise (or, if the stock subject to the option is restricted within the meaning of the Code Section 83 and the optionee does not otherwise elect to recognize income upon the exercise of the stock option, at such time as the shares become transferable or are no longer subject to a substantial risk of forfeiture), and we will be entitled to a deduction from income in the same amount in the fiscal year in which the exercise occurred. The option holder's basis in such shares will be the fair market value on the date income is realized, and when the holder disposes of the shares he or she will recognize capital gain or loss, either long-term or short-term, depending on the holding period of the shares.

        Incentive Stock Options: Incentive stock options under the 2002 Plan are intended to meet the requirements of the Internal Revenue Code Section 422. No tax consequences result from the grant of the option. If an option holder acquires stock upon the exercise, no income will be recognized by the option holder for ordinary income tax purposes (although the difference between the option exercise price and the fair market value of the stock subject to the option may result in alternative minimum tax liability to the option holder) and we will be allowed no deduction as a result of such exercise, provided that the following conditions are met: (a) at all times during the period beginning with the date of the granting of the option and ending on the day three months before the date of such exercise, the option holder was our employee or of a subsidiary and (b) the option holder makes no disposition of the stock within two years from the date the option is granted nor within one year after the stock is transferred to the option holder. The three-month period is extended to one year in the event of disability and is waived in the event of death of the employee. In the event of a sale of such stock by the option holder after compliance with these conditions, any gain realized over the price paid for the stock ordinarily will be treated as capital gain, and any loss will be treated as capital loss, in the year of the sale.

         If the option holder fails to comply with the employment requirement discussed above, the tax consequences will be the same as for a nonqualified option, discussed above. If the option holder fails to comply with the holding period requirements discussed above, the option holder will recognize ordinary income in an amount equal to the lesser of (i) the excess of the fair market value of the stock on the date the option was exercised over the exercise price or (ii) the excess of the amount realized upon such disposition over the adjusted tax basis of the stock. Any additional gain ordinarily will be recognized by the option holder as capital gain, either long-term or short-term, depending on the holding period of the shares. If the option holder is treated as having received ordinary income because of his or her failure to comply with either condition above, an equivalent deduction will be allowed to us in the same year.

         Disallowance of Deductions: The Internal Revenue Code disallows deductions for publicly held corporations with respect to compensation in excess of $1,000,000 paid to the corporation's chief executive officer and its four other most highly compensated officers. However, compensation payable solely on account of attainment of one or more performance goals is not subject to this deduction limitation if the performance goals are objective, pre-established and determined by a compensation committee comprised solely of two or more outside directors, the material terms under which the compensation is to be paid are disclosed to the stockholders and approved by a majority vote, and the compensation committee certifies that the performance goals and other material terms were in fact satisfied before the compensation is paid. Under this exception, the deduction limitation does not apply with respect to compensation otherwise deductible on account of stock options and stock appreciation rights granted at fair market value under a plan which limits the number of shares that may be issued to any individual and which is approved by the corporation's stockholders.

         A vote in favor of the plan by the holders of a majority of the outstanding shares of common stock represented at the annual meeting, in person or by proxy, is necessary for the adoption of this proposal. If the proposed amendment is adopted by the shareholders, it will become effective on the date of the annual meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO ADOPT THE 2002 INCENTIVE AND NON-QUALIFIED STOCK OPTION PLAN.

PROPOSAL 3

RATIFICATION OF THE
SELECTION OF INDEPENDENT AUDITORS

         The selection of independent auditors to examine the financials statements of the Company for the fiscal year ending December 31, 2002 to be transmitted or made available to shareholders and filed with the Securities and Exchange Commission is to be submitted to the meeting for ratification. A member of Ehrenkrantz Sterling & Co., LLC will be present at the Annual Meeting and will be available to respond to appropriate questions and will have the opportunity to make a statement.


         THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE RATIFICATION OF EHRENKRANTZ STERLING & CO. LLC AS THE COMPANY'S INDEPENDENT AUDITORS.


COMPLIANCE WITH SECTION 16(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

         The Securities Exchange Act of 1934 requires the Company's directors and executive officers and person who own more than ten percent of a registered class of the Company's equity securities to file reports of beneficial ownership and changes in beneficial ownership with the Securities and Exchange Commission. To the knowledge of the Company, all filing requirements under Section 16(a) in respect of the Company were complied within the year ended December 31, 2001.

GENERAL

         The expense of this solicitation is to be borne by the Company. The Company may also reimburse persons holding shares in their names or in the names of their nominees for their expenses in sending proxies and proxy material to their principals.
         Unless otherwise directed, the persons named in the accompanying form of proxy intend to vote all proxies received by them in favor of the election of nominees to the Board herein, and the ratification of selected independent auditors. All proxies will be voted as specified.

         Management does not intend to present any business at the meeting other than that set forth in the accompanying Notice of Annual Meeting, and it has no information that others will do so. If other matters requiring the vote of the shareholders properly come before the meeting and any adjournments thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxies held by them in accordance with their judgment on such matters.

SHAREHOLDER PROPOSALS FOR THE 2003 ANNUAL MEETING

         Shareholder proposals for inclusion in the proxy materials related to the 2003 Annual Meeting of Shareholders must be received by the Company no later than December 31, 2002. A Shareholder must have been a record or beneficial owner of the Company's common stock for at least one year prior to December 31, 2002; and the shareholder must continue to own such shares, worth at least $1,000, through the date on which the Meeting is held.

         The Company's by-laws outline procedures, including minimum notice provisions, for shareholder nominations of directors and other shareholder business to be brought before shareholders at the Annual Meeting. A copy of the pertinent by-laws provisions is available upon request to Bernard F. Lillis, Jr., Secretary, The Classica Group, Inc., 1835 Swarthmore Avenue, Lakewood, New Jersey 08701.

                                    By order of the Board of Directors

                                    THE CLASSICA GROUP, INC.


                                    /s/  Bernard F. Lillis, Jr.
                                    ------------------------
                                    Bernard F. Lillis, Jr.
                                    Secretary

Lakewood, New Jersey
September 27, 2002